Exhibit 10.6

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made as of September 7, 2004 by and between Greg Torres (“Officer”), and National Mentor, Inc., a Delaware corporation (“Employer”).

WHEREAS, Officer and Employer are party to that certain Employment Agreement, dated September 29, 1999, as amended by the First Amendment thereto, dated March 9, 2001 (as amended from time to time, the “Prior Employment Agreement”); and

WHEREAS, Employer and Officer desire to amend and restate the Prior Employment Agreement as set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

STATEMENT OF AGREEMENT

1.                                       Employment. Employer agrees to employ Officer, and Officer accepts such employment in accordance with the terms of this Agreement until Officer’s employment with Employer is terminated pursuant to this Agreement.

2.                                       Position and Duties of Officer. Until September 7, 2004, Officer will serve as President and Chief Executive Officer of Employer, from September 8, 2004 until on or about December 31, 2004, Officer will serve as Chief Executive Officer and Executive Chairman of the Board of Directors of Employer (the “Board”) and from on or about January 1, 2005 until Officer’s employment with Employer is terminated pursuant to this Agreement, Officer will serve as Executive Chairman of the Board of Directors of Employer. Until September 7, 2004, Officer agrees to serve as President and Chief Executive Officer, or in such other positions of a similar status or level as Employer determines from time to time, and to perform the commensurate duties that Employer may assign from time to time to Officer. From September 8, 2004 until such time as Officer’s employment with Employer is terminated pursuant to this Agreement, Officer agrees to serve in the positions as set forth above, to perform the commensurate duties that Employer may assign from time to time to Officer and to be responsible for developing and building the Boards of Directors of Employer and its affiliates, executive leadership development, annual budget review and comment, high level state field reviews, government lobbying, liquidity development and broad strategic development. In addition, Officer shall be responsible for the transition of Edward Murphy into the position of President of Employer on or about September 7, 2004 and into the position of President and Chief Executive Officer of Employer on or about January 1, 2005.

Beginning on or about September 8, 2004, Officer shall not have any officers or employees of Employer or its affiliates reporting directly to him.

3.                                       Time Devoted and Location of Officer.

(a)                                  Subject to the early termination of Officer’s employment pursuant to this Agreement and Section 3(c), (i) until December 31, 2004, Officer will devote his full business time and energy to the business affairs and interests of Employer, (ii) from January 1, 2005 to September 30, 2005, Officer will devote approximately 80% (more or less as required) of his full business time and energy to the business affairs and interests of Employer (e.g., averaging four full working days per week) and (iii) from October 1, 2005 until such time as Officer’s employment with Employer is terminated pursuant to this Agreement, Officer will devote approximately 30% (more or less as required) of his full business time and energy to the business affairs and interests of Employer (e.g., averaging one to two full working days per week). During his employment hereunder, Officer will use his best efforts and abilities to promote Employer’s interests and will diligently endeavor to perform the services contemplated by this Agreement in a manner consistent with his position and in accordance with, the policies established by the Employer and provided to Officer from time to time.

(b)                                 Officer’s primary business office and normal place of work will be located at Employer’s corporate office in Boston, Massachusetts.

(c)                                  Officer may serve as an officer, director, agent or employee of any direct or indirect subsidiary or other affiliate of Employer, but may not serve as an officer, director, agent or employee of any other business enterprise without the written approval of the Board; provided, that Officer may serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining such written approval of the Board, if such activities and services do not interfere or conflict with the performance of Officer’s duties under this Agreement.

4.                                       Compensation.

(a)                                  Base Salary. From October 1, 1999 until September 7, 2004, Employer will pay Officer a base salary as provided in the Prior Employment Agreement. For the period from September 8, 2004 until December 31, 2004, Employer will pay Officer a base salary at a rate of $290,000 per year. For the period from January 1, 2005 to September 30, 2005, Employer will pay Officer a base salary at a rate of $240,000 per year. For periods on and after October 1, 2005, Employer will pay Officer a base salary at a rate of $100,000 per year or such higher amount as the compensation committee of the Board may determine in its discretion from time to time. Such salary shall be paid in accordance with Employer’s normal payroll schedule less appropriate withholdings for federal and state taxes and other deductions authorized by Officer.

(b)                                 Benefits. Officer will be eligible to participate in all benefit plans in effect as of September 7, 2004 to the same extent as they are made available to other senior executives of Employer for so long as he shall remain employed by Employer pursuant to this Agreement. Officer will receive separate information detailing the terms of the benefit plans and the terms of such plans will control. Notwithstanding the foregoing or in any benefit plan, program, agreement or arrangement of Employer or its affiliates, (i) for periods on and after October 1, 2004, Officer shall no longer be a participant in any bonus, stock option, incentive or similar plan, program, agreement or arrangement of Employer or its affiliates, (ii) on September 7, 2004, all of Officer’s options to acquire capital stock of National Mentor Holdings, Inc. shall automatically be cancelled and terminated for no additional payment or consideration and Officer shall return to Employer all originals and copies of stock option agreements or similar agreements evidencing or documenting such options and (iii) for periods on and after January 1, 2005, Officer shall no longer be entitled to defer any additional compensation or be entitled to have additional discretionary contributions made on his behalf under Employer’s Executive Deferred Compensation Plan, originally adopted on March 9, 2001. Until termination of Officer’s employment pursuant to this Agreement, Officer shall be entitled to the use of an office in connection with the performance of his duties hereunder chosen and provided by Employer consistent with Section 3(b) above.

5.                                       Expenses. During the term of this Agreement, Employer will reimburse Officer promptly for all reasonable travel, entertainment, parking, business meetings and similar expenditures in pursuance and furtherance of Employer’s business upon receipt of reasonably supporting documentation as required by Employer’s policies applicable to its officers and employees generally.

6.                                       Termination.

(a)                                  Termination Due to Resignation and Termination with Cause. Except as otherwise set forth in this Agreement, this Agreement, Officer’s employment, and Officer’s rights to receive compensation and benefits from Employer, will terminate upon the occurrence of any of the following events: (i) the effective date of Officer’s resignation without good reason, or (ii) termination for cause at the discretion of Employer under the following circumstances: (a) Officer’s commission of an act of fraud or dishonesty involving his duties on behalf of Employer; (b) Officer’s willful failure or refusal to faithfully and diligently perform material duties assigned to Officer consistent with Section 2 above, or other breach of any material term under this Agreement; (c) Officer’s willful failure or refusal to abide by Employer’s material policies, rules, procedures or directives; or (d) Officer’s conviction of a felony or a misdemeanor involving moral turpitude. If Officer is terminated pursuant to this Section 6(a), Employer’s only remaining financial obligation to Officer under this Agreement will be to pay any earned but unpaid base salary and accrued but unpaid vacation and reimbursable travel and entertainment expenses through the date of Officer’s termination.

For the events described in Sections 6(a)(ii)(b) and (c), Employer will give Officer written notice of such event and a reasonable opportunity to cure such situation, but in no event less than thirty (30) days.

(b)                                 Termination Without Cause. Officer may terminate his employment without cause at any time by giving thirty (30) days written notice of resignation to Employer. Employer may terminate this Agreement without cause at any time by giving thirty (30) days prior written notice to Officer. If Employer terminates this Agreement without cause, Employer may direct Officer to cease providing services immediately. If Employer terminates this Agreement without cause on or before December 31, 2004, Employer shall continue to pay Officer the compensation provided for in Section 4(a) of this Agreement for the period of time from the date of such termination until December 31, 2004. No other benefits or compensation will be paid to Officer if he is terminated pursuant to this Section 6(b) unless otherwise provided for in the terms of the applicable plan or benefit.

(c)                                  Termination by Officer for Good Reason. Officer may terminate this Agreement, and his employment with Employer, for “good reason” upon the occurrence of any of the following:

(i)                                     a requirement by Employer that Officer relocate his primary business office more than 25 miles from its current location in order to fulfill Officer’s duties under this Agreement;

(ii)                                  the failure of Employer to comply with Section 4; or

(iii)                               any material breach of this Agreement by Employer; or

(iv)                              the assignment to Officer of duties materially inconsistent with his title at such time and with his duties under this Agreement at such time.

Notwithstanding the foregoing or anything to the contrary, the retention and/or assumption of duties or responsibilities by Edward Murphy that would otherwise have been duties or responsibilities of Officer shall not be deemed to constitute, nor shall they be taken into account in determining whether there has been, “good reason” for purposes of this Agreement.

Prior to terminating this Agreement pursuant to this Section, Officer shall give to Employer written notice of his “good reason” for terminating this Agreement and provide Employer with a reasonable period in which to contest or correct the “good reason”, but in no event less than thirty (30) days. In the event of a termination for “good reason” pursuant to this Section prior to December 31, 2004, Officer will be entitled to receive all compensation and benefits provided for in this Agreement for a termination by Employer without cause on or before December 31, 2004.

(d)                                 Automatic Termination. This Agreement will terminate automatically upon the death or permanent disability of Officer. Officer will be deemed to be “Disabled” or to suffer from a “Disability” within the meaning of this Agreement if, because of a physical or mental impairment, Officer has been unable to perform the essential functions of his position for a period of 180 consecutive days, or if Officer can reasonably be expected to be unable to perform the essential functions if his position for such period. The term “essential duties” is defined as the ability to consistently perform his assigned duties, including travel requirements. Subject to continuing coverage under applicable benefit plans, and except as otherwise provided in this Agreement, if Officer is terminated pursuant to this Section 6(d), Employer’s only remaining financial obligation to Officer under this Agreement will be to pay any earned but unpaid base salary and accrued but unpaid vacation and reimbursable travel and entertainment expenses through the date of Officer’s termination.

(e)                                  Effect of Termination. Except as otherwise provided for in this Agreement, upon termination of this Agreement, all rights and obligations under this Agreement will cease except for the rights and obligations under Sections 4 and 5 to the extent Officer has not been compensated or reimbursed for services performed prior to termination or has not been paid vacation and reimbursable travel and entertainment expenses accrued through the termination date (the amount of compensation to be prorated for the portion of the pay period prior to termination); the rights and obligations under Sections 8, 9 and 10; and all procedural and remedial provisions of this Agreement. A termination of this Agreement will constitute a termination of Officer’s employment with Employer.

7.                                       Management Stock Purchase Agreement. On or about September 7, 2004, Officer and National Mentor Holdings, Inc. (“Holdings”) will enter into an amendment to the Management Stock Purchase Agreement, dated March 9, 2001, between Officer and Holdings, and to the Management Stock Purchase Agreement, dated May 31, 2003, between Officer and Holdings, in each case, substantially in the form of Exhibit B hereto.

8.                                       Protection of Confidential Information/Non-Competition/Non-Solicitation.

Officer covenants and agrees as follows:

(a)                                  During Employer’s employment of Officer and for a period of eighteen (18) months following the termination of Officer’s employment for any reason, Officer will not use or disclose, directly or indirectly, for any reason whatsoever or in any way, other than at the direction of Employer (with the written consent of National Mentor Holdings, Inc.) during the course of Officer’s employment, or following the termination of Officer’s employment after receipt of the prior written consent of Employer, any confidential information or trade secrets of Employer or its controlled subsidiaries or affiliates, including, but not limited to, the following: lists of past, current or potential customers of Employer and its controlled subsidiaries and affiliates; all systems, manuals, materials, processes and other intellectual property of any type used by Employer or its controlled subsidiaries and affiliates in connection with their respective business operations; financial statements, cost reports and other financial information; contract proposals and bidding information; rate and fee structures; policies and procedures developed as part of a confidential business plan; and management systems and procedures, including manuals and supplements (collectively, the “Confidential

Information”). The obligation not to use or disclose any Confidential Information will not apply to (i) any Confidential Information known by Officer before commencing employment with Employer, (ii) Confidential Information which Officer obtains from a third party, provided Officer has no actual or constructive knowledge that the third party obtained the Confidential Information by wrongful or inappropriate means, (iii) following the termination of the employment of Officer with Employer, to any information that is or becomes public knowledge through no fault of Officer, and that may be utilized by the public without any direct or indirect obligation to Employer, but the termination of the obligation for non-use or nondisclosure by reason of such information becoming public will extend only from the date such information becomes public knowledge, or (iv) disclosure compelled by legal process. The above will be without prejudice to any rights or remedies of Employer under any state or federal law protecting trade secrets or other information.

(b)                                 Officer covenants and agrees that during the term of his employment with Employer and for a period of twelve (12) months immediately following the termination of said employment for any reason, he will not, directly or indirectly, seek, obtain or accept a “Competitive Position” in the “Restricted Territory” with a “Competitor” of Employer.

The following definitions shall apply to this Section:

“Competitor” means any business, individual, partnership, joint venture, association, firm, corporation or other entity engaged, wholly or in part, in the provision or sale of therapeutic foster care or other home or community-based healthcare or human services (the “Competitive Business”).

“Competitive Position” means any position (including a consulting position) or employment with a “Competitor” of Employer in which Officer is engaged in corporate or operational management of the part of such Competitor’s business which constitutes a Competitive Business.

“Restricted Territory” is the geographic area set forth in Exhibit A to this Agreement. The parties agree to review the geographic area included within the Restricted Territory from time to time at either party’s request and the Restricted Territory will thereafter be modified so that its coverage extends to, but only to, the geographic area necessary to protect the interest of the Employer and its controlled subsidiaries and affiliates engaged in the provision or sale of therapeutic foster care or other home or community-based healthcare or human services. No such reformation will be valid unless it is evidenced by written amendment to this Agreement and signed by both parties.

(c)                                  To protect the goodwill of Employer and its controlled subsidiaries and affiliates, or the customers of Employer and its controlled subsidiaries and affiliates, Officer agrees that, for a period of eighteen months immediately following the termination of his employment with Employer, he will not, without the prior written permission of Employer, directly or indirectly, for himself or herself or on behalf of any other person or entity, solicit, divert away, take away or attempt to solicit or take away any customer of Employer for purposes of providing or selling or providing therapeutic foster care or other home or community-based healthcare or human services if Employer, or the particular controlled subsidiary or affiliate of Employer, is then still engaged in the sale or provision of such services at the time of the solicitation. For purposes of this Section 8(c), “Customer” means any individual or entity to whom Employer or its controlled subsidiaries or affiliates has provided, or contracted to provide, therapeutic foster care or other home or community-based healthcare or human services, and with whom Officer had, alone or in conjunction with others, Material Contact during the twelve months prior to the termination of her employment. For purposes of this Section 8(c), Officer had “Material Contact” with a customer if (i) Officer had business dealings with the customer on behalf of Employer or its controlled subsidiaries or affiliates; (ii) Officer was responsible for supervising or coordinating the dealings between the customer and Employer or its controlled subsidiaries or affiliates; or (iii) Officer obtained trade secrets or confidential information about the customer as a result of Officer’s association with Employer or its controlled subsidiaries or affiliates.

(d)                                 During Employer’s employment of Officer and for a period of eighteen (18) months following the termination of Officer’s employment with Employer for any reason, Officer will not solicit for employment, directly or indirectly, any employee of Employer or any of its controlled subsidiaries or affiliates who was employed with Employer or its controlled subsidiaries or affiliates within the one-year period immediately prior to Officer’s termination.

(e)                                  Employer may, with the prior written consent of National Mentor Holdings, Inc., waive compliance with one or more of the covenants of Officer set forth in this Section 8 for the purpose of facilitating the negotiation of the acquisition of Employer by a third party. Such a waiver must be made in writing and executed by Employer and National Mentor Holdings, Inc., and shall be effective only with respect to the acts specifically described therein.

9.                                       Work Made for Hire. Officer agrees that any written program materials, protocols, research papers and all other writings (the “Work”), which Officer develops for Employer’s use, or for use by Employer’s controlled subsidiaries or affiliates, during the term of this Agreement, will be considered “work made for hire” within the meaning of the United States Copyright Act, Title 17, United States Code, which vests all copyright interest in and to the Work in the Employer. In the event, however, that any court of competent jurisdiction finally declares that the Work is not or was not a work made for hire as agreed, Officer agrees to assign, convey, and transfer to the Employer all right, title and interest Officer may presently have or may have or be deemed to have in and to any such Work and in the copyright of such work, including but not limited to, all rights of reproduction, distribution, publication, public performance, public display and preparation of derivative works, and all rights of ownership and possession of the original fixation of the Work and any and all copies. Additionally, Officer agrees to execute any documents necessary for Employer to record and/or perfect its ownership of the Work and the applicable copyright. The foregoing will not apply to any writing Officer develops which are not for Employer’s use or are in each instance specifically excluded in advance of publication from the coverage of the foregoing by the Board.

10.                                 Property of Employer. Officer agrees that, upon the termination of Officer’s employment with Employer, Officer will immediately surrender to Employer all property, equipment, funds, lists, books, records and other materials of Employer or its controlled subsidiaries or affiliates in the possession of or provided to Officer, provided, however, Officer shall be entitled to retain individualized bound volumes of transaction documents in which Officer provided services.

11.                                 Governing Law. This Agreement and all issues relating to the validity, interpretation and performance will be governed by and interpreted under the laws of the State of Massachusetts.

12.                                 Remedies. Employer and Officer agree that an actual or threatened violation by Officer of the covenants and obligations set forth in Sections 8, 9 and 10 will cause irreparable harm to Employer or its controlled subsidiaries or affiliates and that the remedy at law for any such violation will be inadequate. Officer agrees, therefore, that Employer or its controlled subsidiaries or affiliates will be entitled to appropriate equitable relief, including, but not limited to, a temporary restraining order and a preliminary injunction, without the necessity of posting a bond. The provisions of Sections 8, 9 and 10 will survive the termination of this Agreement in accordance with the terms set forth in each Section.

13.                                 Arbitration. Except for an action for injunctive relief as described in Section 12, any disputes or controversies arising under this Agreement will be settled by arbitration in Boston, Massachusetts in accordance with the rules of the American Arbitration Association relating to the arbitration of employment disputes. The determination and finding of such arbitrators will be final and binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction.

14.                                 Notices. Any notice or request required or permitted to be given to any party will be given in writing and, excepting personal delivery, will be given at the address set forth below or at such other address as such party may designate by written notice to the other party to this Agreement:

To Officer:

Greg Torres

25 Wildwood Street

Winchester, MA 01890

To Employer:	National Mentor, Inc.
313 Congress Street

Boston, Massachusetts 02210

Attention: General Counsel
Facsimile: 617-790-4941

With a copy to:	National Mentor Holdings, Inc.
c/o Madison Dearborn Capital Partners, LLC
Three First National Plaza, Suite 3800
Chicago, Illinois 60602
Attention: Timothy Sullivan
Fax No. (312) 895-1001

Each notice given in accordance with this Section will be deemed to have been given, if personally delivered, on the date personally delivered; if delivered by facsimile transmission, when sent and confirmation of receipt is received; or, if mailed, on the third day following the day on which it is deposited in the United States mail, certified or registered mail, return receipt requested, with postage prepaid, to the address last given in accordance with this Section.

15.                                 Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and should not be construed or interpreted to restrict or modify any of the terms or provisions of this Agreement.

16.                                 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision will be fully severable and this Agreement and each separate provision will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In addition, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and legal, valid and enforceable, if such reformation is allowable under applicable law.

17.                                 Binding Effect. This Agreement will be binding upon and shall inure to the benefit of each party and each party’s respective successors, heirs and legal representatives. This Agreement may not be assigned by Officer to any other person or entity but may be assigned by Employer to any wholly-owned subsidiary or affiliate of Employer or to any successor to or transferee of all, or any part, of the stock or assets of Employer.

18.                                 Employer Policies, Regulations and Guidelines for Officers. Employer may issue policies, rules, regulations, guidelines, procedures or other material, whether in the form of handbooks, memoranda, or otherwise, relating to its officers. These materials are general guidelines for Officer’s information and will not be construed to alter, modify or amend this Agreement for any purpose whatsoever.

19.                                 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, relating to its subject matter, including, without limitation, the Prior Employment Agreement, unless expressly provided otherwise within this Agreement. No amendment or modification of this Agreement will be valid unless made in writing and signed by each of the parties and countersigned by Madison Dearborn Capital Partners, LLC. No representations, inducements or agreements have been made to induce either Officer or Employer to enter into this Agreement which are not expressly set forth within this Agreement. Officer and Employer acknowledge and agree that Employer’s whollyowned subsidiaries and affiliates are express third party beneficiaries of this Agreement.

*                                         *                                         *                                         *                                         *

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first above written.

GREG TORRES	NATIONAL MENTOR, INC.

“Officer”

“Employer”

/s/ Gregory Torres	By:	/s/ Christina Pak
	Name:	Christina Pak
	Title:	Vice President

EXHIBIT A

Restricted Territory

The Restricted Territory is any location within a radius of fifty (50) miles of any existing operation of Employer, or its affiliates or controlled subsidiaries, engaged in the provision or sale of therapeutic foster care or other home or community-based healthcare or human services.